NEWS RELEASE

Cleveland-Cliffs CEO Brinzo Announces Pending Retirement

President and COO Carrabba to Assume Chief Executive Role

CLEVELAND, OH—May 9, 2006—Cleveland-Cliffs Inc (NYSE: CLF) today announced that John S. Brinzo has chosen to retire as Chief Executive Officer of the Company on September 1, 2006 after serving nine years as CEO and over 37 years with the Company. Mr. Brinzo, who is 64 years old, will continue as Chairman of the Board until the Company’s annual meeting in 2007. Joseph A. Carrabba, President and Chief Operating Officer, has been designated to succeed Mr. Brinzo as CEO upon Mr. Brinzo’s retirement.

The Company also announced the formation of the Office of the Chairman to aid in the transition of the new Chief Executive. Mr. David H. Gunning, Vice Chairman, will join Messrs. Brinzo and Carrabba in the Office of the Chairman.

John Brinzo joined Cleveland-Cliffs in 1969 as a financial analyst. He has held positions with progressively increasing management responsibilities, including assignments at the Company’s Michigan operations, was named Chief Financial Officer in 1986, and President and Chief Executive Officer in 1997. While CEO, Brinzo skillfully steered the Company through one of the most difficult periods ever confronted by the iron ore and steel industries, transforming Cliffs into a highly successful iron ore merchant. During his tenure as CEO, the Company’s revenues increased almost four-fold to $1.7 billion and its equity market capitalization increased five-fold to $2.5 billion.

Mr. Brinzo said, “While I will miss my day-to-day dealings with all Cliffs’ people, I couldn’t be more pleased with the choice of Joe Carrabba to lead our Company to even greater success. I look forward to working with him in the transition of the new leadership team.”

Mr. Carrabba, 53 years old, joined the Company as President and Chief Operating Officer in May 2005. He will become only the 10th Chief Executive in the Company’s 159-year history. He was previously employed with Rio Tinto PLC, a global mining company, where he was President and Chief Operating Officer of Diavik Mines, a major producer of diamonds. His career at Rio Tinto spanned approximately 20 years during which time he had several major global management assignments.

Commenting on the management change, Mr. Carrabba said, “It is truly an honor to be given the opportunity to lead such a prestigious company as Cleveland-Cliffs. Cliffs is a company with a tremendous future, thanks to the dedication and success of its management team.”

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Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is the largest producer of iron ore pellets in North America and sells the majority of its pellets to integrated steel companies in the United States and Canada. Cleveland-Cliffs Inc operates a total of six iron ore mines located in Michigan, Minnesota and Eastern Canada. The Company is majority owner of Portman Limited, the third-largest iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore.

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand, due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability of planned capacity expansions to achieve expected additional production; increases in the cost or length of time required to complete the expansions; failure to receive required environmental permits for or otherwise implement planned capital expansions; problems with productivity, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, and employee benefit costs; and the effect of these various risks on the Company’s future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in the Company’s Annual Report for 2005, Reports on Form 10-K and Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cleveland-Cliffs’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com.

SOURCE: Cleveland-Cliffs Inc

CONTACT: Media: 1-216-694-4870

Financial Community: 1-800-214-0739, or 1-216-694-5459

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